Exhibit 15.2

KPMG	Teléfono:	(507) 208-0700
Apartado Postal 816-1089	Fax:	(507) 263-9852
Panamá 5, República de Panamá	Internet:	www.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Banistmo, S.A. (formerly HSBC Bank (Panama), S.A.):

We consent to the incorporation by reference in the registration statement No. 333-188394 on Form F-3 of Bancolombia, S.A., of our report dated April 25, 2014, with respect to the condensed consolidated balance sheet of Banistmo, S.A. (formerly HSBC Bank (Panama), S.A.) and subsidiaries as of December 31, 2013, and the related condensed consolidated statements of income, changes in stockholders' equity and cash flows and for the period from October 28, 2013 to December 31, 2013, not included herein, which report appears in the December 31, 2014 annual report on Form 20-F of Bancolombia, S.A.

Our report dated April 25, 2014 contains language stating that accounting principles generally accepted in Colombia and the special regulations of the Colombian Superintendency of Finance varies in certain significant respects from U.S. generally accepted accounting principles and management of Banistmo, S. A. (formerly HSBC Bank (Panama), S.A.) decided to omit information relating to the nature and effect of such differences in the condensed consolidated financial statements. Furthermore, such consolidated financial statements were prepared on a condensed format solely for consolidation purposes.

KPMG Panama

Panama, Panama

April, 27, 2015

KPMG, una sociedad civil panameña, y firma de la red de firmas miembro independientes de

KPMG, afiliadas a KPMG International Cooperative (“KPMG International”), una entidad suiza